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Exhibit 14.1

DANVERS BANCORP, INC.
Code of Business Conduct and Ethics

Introduction

Purpose and Scope

        The Board of Directors of Danvers Bancorp, Inc. (together with its subsidiaries, "Danvers Bancorp") established this Code of Business Conduct and Ethics to aid Danvers Bancorp's directors, officers and employees in making ethical and legal decisions when conducting Danvers Bancorp's business and performing their day-to-day duties.

        Danvers Bancorp's Board of Directors or a committee of the Board is responsible for administering the Code. The Board of Directors has delegated day-to-day responsibility for administering and interpreting the Code to a Compliance Officer. Our General Counsel and Secretary, Michael W. McCurdy, has been appointed Danvers Bancorp's Compliance Officer under this Code.

        Danvers Bancorp expects its directors, officers and employees to exercise reasonable judgment when conducting Danvers Bancorp's business. Danvers Bancorp encourages its directors, officers and employees to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. Danvers Bancorp also understands that this Code will not contain the answer to every situation you may encounter or every concern you may have about conducting Danvers Bancorp's business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, Danvers Bancorp encourages each officer and employee to speak with his or her supervisor (if applicable) or, if you are uncomfortable doing that, with the Compliance Officer under this Code, or another member of our Legal Department.

Contents of this Code

        This Code has two sections, which follow this Introduction. The first section, "Standards of Conduct," contains the actual guidelines that our directors, officers and employees are expected to adhere to in the conduct of Danvers Bancorp's business. The second section, "Compliance Procedures," contains specific information about how this Code functions including who administers the Code, who can provide guidance under the Code and how violations may be reported, investigated and punished. This section also contains a discussion about waivers of and amendments to this Code.

A Note About Other Obligations

        Danvers Bancorp's directors, officers and employees generally have other legal and contractual obligations to Danvers Bancorp. This Code is not intended to reduce or limit the other obligations that you may have to Danvers Bancorp. Instead, the standards in this Code should be viewed as the minimum standards that Danvers Bancorp expects from its directors, officers and employees in the conduct of Danvers Bancorp's business.

Standards of Conduct

Conflicts of Interest

        Danvers Bancorp recognizes and respects the right of its directors, officers and employees to engage in outside activities, which they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in Danvers Bancorp's best interests. In most, if not all, cases this will mean that our directors, officers and employees must avoid situations that present a potential or actual conflict between their personal interests and Danvers Bancorp's interests.

        A "conflict of interest" occurs when a director's, officer's or employee's personal interest interferes with Danvers Bancorp's interests. Conflicts of interest may arise in many situations. For example, conflicts of interest can arise when a director, officer or employee takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in Danvers Bancorp's best interests. Conflicts of interest may also occur when a director, officer or employee or his or her immediate family member receives some personal benefit (whether improper or not) as a result of the director's, officer's or employee's position with Danvers Bancorp. Each individual's situation is different and in evaluating his or her own situation, a director, officer or employee will have to consider many factors.

        Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer. The Compliance Officer may notify the Board of Directors or a committee thereof as he or she deems appropriate. Actual or potential conflicts of interest involving a director, officer or member of the Legal Department should be disclosed directly to the Chairman of the Board of Directors.

Compliance with Laws, Rules and Regulations

        Danvers Bancorp seeks to conduct its business in compliance with both the letter and the spirit of applicable laws, rules and regulations. No director, officer or employee shall engage in any unlawful activity in conducting Danvers Bancorp's business or in performing his or her day-to-day company duties, nor shall any director, officer or employee instruct others to do so.

Gifts and Entertainment

Accepting Gifts and Entertainment

        The Federal Bank Bribery Statute and other laws make it a crime for an employee, officer, director, agent or attorney of a financial institution to seek or accept gifts or anything of value from any person with the intention to influence or reward the employee in connection with any business transaction. The laws can apply to the givers as well as the receiver. Convictions of violations can result in substantial fines and prison terms. To avoid potential prosecution of yourself or of Danversbank customers, prospects or suppliers, you must comply with applicable laws and the policies that follow.

        In general, you may accept gifts or entertainment from current or prospective customers or vendors. You may never accept a gift under circumstances in which it could even appear to others that your business judgment has been compromised. Similarly, you may not accept or allow a close family member to accept gifts, services, loans or preferential treatment from anyone (customers, vendors or others) in exchange for a past, current or future business relationship with Danversbank.

        Gifts may be accepted when permitted under applicable law if they are (1) noncash gifts of nominal value (less than or equal to $200—$100 for employees licensed to sell non-deposit investment products); (2) customary and reasonable meals and entertainment at which the giver is present such as the occasional business meal or sporting event; or (3) gifts from family or friends with whom you have a nonbusiness relationship. If you have any questions about the appropriateness of accepting a gift or invitation, you should discuss the matter with the Senior Vice President—Corporate and Legal Operations or President & CEO prior to acceptance.

        Acceptance of any other benefits or items of value by directors, officers or employees that are not described above or that exceed the limits established above must be pre-approved, if possible, by the President & CEO. If pre-approval is not possible, the individual must make complete disclosure as soon as possible following the acceptance of such benefits or items of value. Approval may be given only on the basis of a full written disclosure of all facts submitted by the director, officer or other employee and only if acceptance is deemed consistent with the Bank Bribery Act. A director, officer or employee must decline any gift or favor offered under circumstances that indicate or appear to indicate that its purpose is to influence the director, officer or other employee in the performance of his or her job duties. In certain situations it may be appropriate to accept the gift on behalf of Danversbank. In those instances the President & CEO will determine the appropriate use of the gift (e.g. display on company premise or donation to charity).

Giving Gifts and Providing Entertainment

        If a gift could be seen by others as engaging in bribery or a consideration for an official or business favor, you must not give the gift. Appropriate entertainment may be offered to customers by persons authorized to do so, subject to the business expense reimbursement policy.

        Federal, state and local governments have laws restricting gifts and entertainment that may be provided to governmental officials. To ensure compliance with applicable federal and state laws, under no circumstances may you offer anything of value to a government official for the purpose of influencing the recipient to take or refrain from taking any official action, or to induce the recipient to conduct business with Danversbank.

Protection and Proper Use of Danvers Bancorp's Assets

        Loss, theft and misuse of Danvers Bancorp's assets have a direct impact on Danvers Bancorp's business and its profitability. Employees, officers and directors are expected to protect Danvers Bancorp's assets that are entrusted to them and to protect Danvers Bancorp's assets in general. Employees, officers and directors are also expected to take steps to ensure that Danvers Bancorp's assets are used only for legitimate business purposes.

Confidentiality

        Confidential information generated and gathered in Danvers Bancorp's business plays a vital role in Danvers Bancorp's business, prospects and ability to compete. "Confidential information" includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed. Directors, officers and employees may not disclose or distribute Danvers Bancorp's confidential information, except when disclosure is authorized by Danvers Bancorp or required by applicable law, rule or regulation or pursuant to an applicable legal proceeding. Directors, officers and employees shall use confidential information solely for legitimate company purposes. Directors, officers and employees must return all of Danvers Bancorp's confidential and/or proprietary information in their possession to Danvers Bancorp when they cease to be employed by or to otherwise serve Danvers Bancorp.

Fair Dealing

        Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with customers and suppliers is a part of the foundation for long-term success. However, unlawful and unethical conduct, which may lead to short-term gains, may damage a company's reputation and long-term business prospects. Accordingly, it is Danvers Bancorp's policy that directors, officers and employees must endeavor to deal ethically and lawfully with Danvers Bancorp's customers, suppliers, competitors and employees in all business dealings on Danvers Bancorp's behalf. No director, officer or employee should take unfair advantage of another person in business dealings on Danvers Bancorp's behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts.

Accuracy of Records

        The integrity, reliability and accuracy in all material respects of Danvers Bancorp's books, records and financial statements are fundamental to Danvers Bancorp's continued and future business success. No director, officer or employee may cause Danvers Bancorp to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no director, officer or employee may create any false or artificial documentation or book entry for any transaction entered into by Danvers Bancorp. Similarly, officers and employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on Danvers Bancorp's books and records.

Quality of Public Disclosures

        Danvers Bancorp is committed to providing its shareholders with complete and accurate information about its financial condition and results of operations as required by the securities laws of the United States. It is Danvers Bancorp's policy that the reports and documents it files with or submits to the Securities and Exchange Commission, and its earnings releases and similar public communications made by Danvers Bancorp, include fair, timely and understandable disclosure. Officers and employees who are responsible for these filings and disclosures, including Danvers Bancorp's principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled. Danvers Bancorp's senior management is primarily responsible for monitoring Danvers Bancorp's public disclosure.

Compliance Procedures

Communication of Code

        All directors, officers and employees will be supplied with a copy of the Code upon beginning service at Danvers Bancorp. Updates of the Code will be provided from time to time. A copy of the Code is also available to all directors, officers and employees by requesting one from the human resources department or by accessing the company's website at www.danversbank.com.

Monitoring Compliance and Disciplinary Action

        Danvers Bancorp's management, under the supervision of its Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, shall take reasonable steps from time to time to (i) monitor and audit compliance with the Code, including the establishment of monitoring and auditing systems that are reasonably designed to investigate and detect conduct in violation of the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

        Disciplinary measures for violations of the Code may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.

        Danvers Bancorp's management shall periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.

Reporting Concerns/Receiving Advice

Communication Channels

        Be Proactive.    Every employee is encouraged to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of Danvers Bancorp, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Danvers Bancorp's business or occurring on Danvers Bancorp's property.

        If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she is obligated to bring the matter to the attention of Danvers Bancorp.

        Seeking Guidance.    The best starting point for an officer or employee seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter with the Compliance Officer or the Legal Department.

        Communication Alternatives.    Any officer or employee may communicate with the Compliance Officer or the Legal Department by any of the following methods:

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  In writing (which may be done anonymously as set forth below under "Reporting; Anonymity; Retaliation"), addressed to the Compliance Officer or the Legal Department, either by facsimile to Michael W. McCurdy at (978) 762-3683 or by U.S. mail to One Conant Street, Danvers, Massachusetts 01923;

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  By e-mail to audit.services@danversbank.com (anonymity cannot be maintained); or

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  By phoning the employee feedback line (the "Feedback Line") which we have established for receipt of questions and reports of potential violations of the Code. The Feedback Line may be reached at (800) 765-3277 and calls may be made anonymously as set forth below under "Reporting; Anonymity; Retaliation".

Reporting Accounting and Similar Concerns.

        Any concerns or questions regarding potential violations of the Code, any other company policy or procedure or applicable law, rules or regulations involving accounting, internal accounting controls or auditing matters should be directed to the Audit Committee or a designee of the Audit Committee. Officers and employees may communicate with the Audit Committee or its designee:

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  In writing to: Internal Audit Services, P.O. Box 161, Danvers, Massachusetts 01923, or

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  By phoning the Feedback Line.

        Officers and employees may use the above methods to communicate anonymously with the Audit Committee.

Misuse of Reporting Channels.

        Employees must not use these reporting channels in bad faith or in a false or frivolous manner. Further, employees should not use the Feedback Line to report grievances that do not involve the Code or other ethics-related issues.

Reporting; Anonymity; Retaliation

        When reporting suspected violations of the Code, Danvers Bancorp prefers that officers and employees identify themselves in order to facilitate Danvers Bancorp's ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, Danvers Bancorp also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

        If an officer or employee wishes to remain anonymous, he or she may do so, and Danvers Bancorp will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, Danvers Bancorp may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit Danvers Bancorp to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

No Retaliation

        Danvers Bancorp expressly forbids any retaliation against any officer or employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

Waivers and Amendments

        No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes without limitation, for purposes of this Code, Danvers Bancorp's principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors or, if permitted, a committee thereof, and (ii) if applicable, such waiver is promptly disclosed to Danvers Bancorp's shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company's shares are traded or quoted, as the case may be.

        Any waivers of the Code for other employees may be made by the Compliance Officer, the Board of Directors or, if permitted, a committee thereof.

        All amendments to the Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to Danvers Bancorp's shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company's shares are traded or quoted, as the case may be

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  Exhibit 14.1